Exhibit 4.3

AMENDMENT

This Amendment (this “Amendment”), dated and effective as of March 11, 2013 (the “Effective Time”), is made and entered into by and between MGIC Investment Corporation, a Wisconsin corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as rights agent (the “Rights Agent”), under that certain Amended and Restated Rights Agreement, dated as of July 25, 2012, as amended to date (the “Rights Agreement”).

RECITALS:

WHEREAS, pursuant to Section 27 of the Rights Agreement, under circumstances set forth therein, the Company may supplement or amend any provision of the Rights Agreement.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.                                      Direction to Rights Agent.  The Company hereby directs Wells Fargo Bank, National Association, in its capacity as Rights Agent and in accordance with the terms of Section 27 of the Rights Agreement, to execute this Amendment.

2.                                      Certification of Appropriate Officer.  The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies on behalf of the Company to Wells Fargo Bank, National Association, that (a) he is an “appropriate officer” as such term is used in Section 27 of the Rights Agreement and (b) this Amendment is in compliance with Section 27 of the Rights Agreement.

3.                                      Amendment of Section 1 of the Rights Agreement.  Section 1 of the Rights Agreement is amended to read in its entirety as follows as of the Effective Time:

Certain Definitions.  For purposes of this Agreement, the following terms have the meanings indicated:

(a)                                 “2009 Amendment Effective Time” means the close of business on July 7, 2009.

(b)                                 “2017 Note Adjustment Events” means an increase pursuant to the terms of the 2017 Notes in the number of Common Shares that are deliverable on conversion of the 2017 Notes.  Changes in the average price per Common Share that affect the number of Common Shares deliverable on conversion of the 2017 Notes shall be considered adjustments under the immediately preceding sentence.

(c)                                  “2017 Notes” means the Company’s 5% Convertible Senior Notes due 2017.

(d)                                 “2020 Note Adjustment Events” means an increase pursuant to the terms of the 2020 Notes in the number of Common Shares that are deliverable on conversion of the 2020 Notes.  Changes in the average price per Common Share that affect the number of Common Shares deliverable on conversion of the 2020 Notes shall be considered adjustments under the immediately preceding sentence.

(e)                                  “2020 Notes” means the Company’s 2% Convertible Senior Notes due 2020.

(f)                                   “2063 Debenture Adjustment Events” means each of (i) effective as of each date on which the interest so deferred would have been due and payable in the absence of such deferral, the Company deferring the payment of interest on the 2063 Debentures, (ii) effective as of each date on which such compounded interest accrues, the accrual of compounded interest on account of such a deferral, and (iii) an increase pursuant to the terms of the 2063 Debentures in the number of Common Shares that are deliverable on conversion of the 2063 Debentures.  Changes in the average price per Common Share that affect the number of Common Shares deliverable on conversion of the 2063 Debentures shall be considered adjustments under the immediately preceding clause (iii).

(g)                                  2063 Debentures” means the Company’s 9% Convertible Junior Subordinated Debentures due 2063.

(h)                                 “Acquiring Person” means any Person that is or has become, by itself or together with its Affiliates and Associates, a Beneficial Owner of 5.0% or more of the Common Shares then outstanding, but shall not include:

(i)                                     any Related Person;

(ii)                                  any Grandfathered Person, provided that if the Percentage Stock Ownership of any Person that had qualified as a Grandfathered Person ceases to be at least 5.0%, then such Person shall not be deemed to be an Acquiring Person until such later time (if any) as the Percentage Stock Ownership of such Person is 5.0% or more, and then only if such Person does not qualify (A) as an Exempt Person, (B) for the exception in subsection (iv) of this Section 1(h), (C) as a Grandfathered Person pursuant to subsection (u)(ii) of this Section 1, or (D) in the case of any Person who was a Grandfathered Person pursuant to subsection (u)(i) of this Section 1, as a Grandfathered Person pursuant to subsection (u)(ii) of this Section 1, which shall be applied to such Person as if the Percentage Stock Ownership of such Person at the 2009 Amendment Effective Time had been less than 5.0%;

(iii)                               any Exempt Person;

(iv)                              any Person that the Company determines, in its sole discretion, has, at or after the 2009 Amendment Effective Time, by itself or together with its Affiliates and Associates, inadvertently become a Beneficial Owner of 5.0% or more of the Common Shares then outstanding (or has inadvertently failed to continue to qualify as a Grandfathered Person or Exempt Person); provided that such Person promptly enters into, and delivers to the Company, an irrevocable commitment to, divest or cause its

Affiliates and Associates to divest promptly after (A) if the Person delivers a representation letter pursuant to clause (i) of Section 1(q) and requests a determination of the Company pursuant to clause (ii) of Section 1(q), then the time, if any, upon which the Company informs the Person of its adverse determination with respect to such a request (with no divestiture being required if the Person is determined to be an Exempt Person), or (B) if the Person does not both deliver a representation letter pursuant to clause (i) of Section 1(q) and request a determination of the Company pursuant to clause (ii) of Section 1(q), then the time of such commitment, and thereafter such Person or its Affiliates and Associates divest to the extent and promptly after the time specified by the foregoing clause (A) or (B) (without exercising or retaining any power, including voting power, with respect to such Common Shares (or other securities the beneficial ownership of which by a Person also results in such Person beneficially owning Common Shares)) sufficient Common Shares (or other securities the beneficial ownership of which by a Person also results in such Person beneficially owning Common Shares) so that such Person’s Percentage Stock Ownership is less than 5.0% (or, in the case of any Person who or which has inadvertently failed to continue to qualify as a Grandfathered Person or Exempt Person, Common Shares (or other securities the beneficial ownership of which by a Person also results in such Person beneficially owning Common Shares) in an amount sufficient to reduce such Person’s beneficial ownership of Common Shares by the number of Common Shares that caused such Person to so fail to qualify as a Grandfathered Person or Exempt Person, as the case may be); provided further that any such Person shall cease to qualify for the exclusion from the definition of “Acquiring Person” contained in this subsection (iv) from and after such time (if any) as the Person, together with its Affiliates and Associates, subsequently becomes a Beneficial Owner of 5.0% or more of the Common Shares then outstanding (or fails to continue to qualify as a Grandfathered Person or Exempt Person), unless the Person independently meets the conditions set forth in this subsection (iv) with respect to the circumstances relating to the Person, together with its Affiliates and Associates, subsequently becoming a Beneficial Owner of 5.0% or more of the Common Shares then outstanding (or failing to continue to qualify as a Grandfathered Person or Exempt Person); and

(v)                                 any Person that has, by itself or together with its Affiliates and Associates, become a Beneficial Owner of 5.0% or more of the Common Shares then outstanding (or has failed to continue to qualify as a Grandfathered Person or Exempt Person) as a result of one or more transactions that are determined to be Exempt Transactions, unless and until such time as such Person or transaction(s) no longer satisfy the terms or conditions, if any, that the Board prescribed in its determination under subsection (r) of this Section 1 with respect to such transaction(s); provided that if the Percentage Stock Ownership of any Person that had qualified for the exemption under this subsection (v) ceases to be at least 5.0%, then such Person shall not be deemed to be an Acquiring Person until such later time (if any) as the Percentage Stock Ownership of such Person is 5.0% or more, and then only if such Person does not qualify (I) as an Exempt Person, (II) for the exception in subsection (iv) of this Section 1(h), (III) as a Grandfathered Person pursuant to subsection (u)(ii) of this Section 1, or (IV) for an additional exception under this subsection (v).

If officers of the Company determine on behalf of the Company that a Person has, at or after the 2009 Amendment Effective Time, by itself or together with its Affiliates and Associates, inadvertently become a Beneficial Owner of 5.0% or more of the Common Shares (or has inadvertently failed to continue to qualify as a Grandfathered Person or Exempt Person) pursuant to subsection (iv) of this Section 1(h), then such officers shall promptly notify the Board of such determination.  Notwithstanding the foregoing, a failure to promptly make such a notification shall not impact the effectiveness of such determination.

(i)                                     “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of this Agreement and, to the extent not included within the foregoing provisions of this Section 1(i), shall also include, with respect to any Person, any other Person whose Common Shares are treated, for purposes of Section 382 of the Code and the Treasury Regulations thereunder, as being (i) owned by such first Person (or by a Person or group of Persons to which the Common Shares owned by such first Person are attributed pursuant to Treasury Regulation Section 1.382-2T(h)), or (ii) owned by the same “entity” (as defined in the second sentence of Treasury Regulation Section 1.382-3(a)(1)(i)) as is deemed to own the Common Shares owned by such first Person; provided, however, that a Person shall not be deemed to be an Affiliate or Associate of another Person solely because either or both Persons are or were directors or officers of the Company.

(j)                                    A Person shall be deemed a “Beneficial Owner” of, and shall be deemed to “beneficially own,” any securities:

(i)                                     which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly;

(ii)                                  which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right or the obligation to acquire (whether such right is exercisable, or such obligation is required to be performed, immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants, options, or other rights (in each case, other than upon exercise or exchange of the Rights); provided, however, that a Person shall not be deemed a Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange;

(iii)                               which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has or shares the right to vote or dispose of, or has “beneficial ownership” (as defined under Rule 13d-3 of the General Rules and Regulations under the Exchange Act) of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); or

(iv)                              with respect to which any other Person is a Beneficial Owner, if the Person referred to in the introductory clause of this Section 1(j) or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) with such other Person (or any of such other Person’s Affiliates or Associates) with respect to acquiring, holding, voting or disposing of any securities of the Company;

provided, however, that the preceding provisions of this Section 1(j) shall not be applied to cause a Person to be deemed a “Beneficial Owner” of, or to “beneficially own,” any security (A) solely because such Person has the right to vote such security pursuant to an agreement, arrangement or understanding (whether or not in writing) which (1) arises solely from a revocable proxy given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report), or (B) if such beneficial ownership arises solely as a result of such Person’s status as a “clearing agency,” as defined in Section 3(a)(23) of the Exchange Act; provided further, that nothing in this Section 1(j) shall cause a Person engaged in business as an underwriter of securities or member of a selling group to be a Beneficial Owner of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in an underwriting syndicate until the expiration of 40 calendar days after the date of such acquisition, or such later date as the directors of the Company may determine in any specific case; provided further, that the transfer of beneficial ownership of Common Shares to any Person without any consideration for such transfer being given by such Person shall not result in such Person becoming a Beneficial Owner of any additional Common Shares until the Person accepts such transfer; provided further, that a Person shall not be deemed to be a “Beneficial Owner” of, or to “beneficially own,” any Common Shares that would be issuable upon conversion of 2063 Debentures as a result of deferred interest, including compounded interest, accrued with respect to 2063 Debentures that are beneficially owned (and not yet converted) by such Person.  For the avoidance of doubt, it is understood that the exception in this Section 1(j) in the final proviso of the immediately preceding sentence does not apply to Common Shares attributable to deferred interest on 2063 Debentures that are delivered and beneficially owned on conversion of 2063 Debentures. Notwithstanding anything herein to the contrary, to the extent not within the foregoing provisions of this Section 1(j), a Person shall be deemed a “Beneficial Owner” of, and shall be deemed to “beneficially own” or have “beneficial ownership” of, any securities that are owned by another Person and that are treated, for purposes of Section 382 of the Code and the Treasury Regulations thereunder, as being (x) owned by such first Person (or by a Person or group of Persons to which the securities owned by such first Person are attributed pursuant to Treasury Regulation Section 1.382-2T(h)), or (y) owned by the same “entity” (as defined in the second sentence of Treasury Regulation Section 1.382-3(a)(1)(i)) as is deemed to own the securities owned by such first Person.

(k)                                 “Board” means the Board of Directors of the Company.

(l)                                     “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are authorized or obligated by law or executive order to close.

(m)                             “close of business” on any given date shall mean 5:00 P.M., Milwaukee, Wisconsin time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., Milwaukee, Wisconsin time, on the next succeeding Business Day.

(n)                                 “Common Shares” means the shares of common stock, par value $1.00, of the Company.

(o)                                 “Distribution Date” has the meaning set forth in Section 3(a) hereof.

(p)                                 “Exchange Act” has the meaning set forth in subsection (i) of this Section 1.

(q)                                 “Exempt Person” means any Person (i) who (A) delivers to the Company a letter that, as determined by the Company in its sole discretion, is substantially in the form attached hereto as Exhibit C or (B) is an Affiliate or Associate of another Person who delivers to the Company a letter described in clause (i)(A) and (ii) whose beneficial ownership of 5.0% or more of the outstanding Common Shares would not, as determined (either (1) prior to the time such Person becomes the Beneficial Owner of 5.0% or more of the Common Shares then outstanding or (2) if the Company determines pursuant to Section 1(h)(iv) that such Person (by itself or together with its Affiliates and Associates) had inadvertently become a Beneficial Owner of 5.0% or more of the Common Shares then outstanding, then after the time such Person becomes the Beneficial Owner of 5.0% or more of the Common Shares then outstanding) by the Company in its sole discretion, jeopardize or endanger the availability to the Company of the Tax Benefits; provided that such Person shall not be an Exempt Person unless and until it, or its Affiliate or Associate who delivers a letter described in clause (i), has received written notice of such determination by the Company under this clause (ii); provided further that such Person shall cease to be an Exempt Person from and after the earlier of such time (if any) as (I) in respect of the letter that such Person, or its Affiliate or Associate, delivered pursuant to clause (i), a representation or warranty of such Person, or its Affiliate or Associate, in such letter was not true and correct when made, a representation or warranty of such Person, or its Affiliate or Associate, in such letter that was to remain true and correct after the date of the letter as contemplated therein ceases to remain true and correct or such Person, or its Affiliate or Associate, ceases to comply with a covenant contained in such letter, or (II) such Person becomes the Beneficial Owner of 10% or more of the Common Shares then outstanding, other than by virtue of any increase that is a result of (x) an acquisition of Common Shares by the Company and/or (y) such Person becoming the Beneficial Owner of additional Common Shares due solely to the occurrence of one or more 2063 Debenture Adjustment Events, 2017 Note Adjustment Events or 2020 Note Adjustment Events during the period in which the 2063 Debentures, the 2017 Notes or the 2020 Notes are beneficially owned by such Person.  Notwithstanding the foregoing, a Grandfathered Person shall not be precluded from becoming an Exempt Person (as defined in the preceding sentence, giving effect to this sentence) prior to the time at which such Grandfathered Person would otherwise become an Acquiring Person.

If any Person that had qualified as an Exempt Person ceases to so qualify, then for purposes of Section 1(h) such Person shall be deemed to have become, as of the time the Person ceased to qualify as an Exempt Person, a Beneficial Owner of the Common Shares that such Person and such Person’s Affiliates and Associates then beneficially own.  For the avoidance of doubt, it is understood that the qualifications and exceptions in this Section 1(q) with respect to 2063 Debenture Adjustment Events, 2017 Note Adjustment Events and 2020 Note Adjustment Events do not apply to Common Shares attributable to 2063 Debenture Adjustment Events, 2017 Note

Adjustments Events or 2020 Note Adjustment Events that are delivered and beneficially owned on conversion of 2063 Debentures, 2017 Notes or 2020 Notes.

(r)                                    “Exempt Transaction” means any transaction that the Board determines, in its sole discretion and on such terms and conditions as the Board may in its sole discretion prescribe, should have the consequences of an Exempt Transaction under this Agreement.

(s)                                   “Expiration Date” means the earliest of (i) Final Expiration Date; (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”); (iii) the time at which the Rights are exchanged as provided in Section 24 hereof; (iv) the repeal of Section 382 of the Code if the Board determines that this Agreement is no longer necessary for the preservation of the Tax Benefits; and (v) the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward.

(t)                                    “Final Expiration Date” means the close of business on August 1, 2015.

(u)                                 “Grandfathered Person” means:

(i)                                     any Person who does not qualify as an “Acquiring Person” (as defined in the Original Rights Agreement) immediately prior to the 2009 Amendment Effective Time and who at the 2009 Amendment Effective Time is a Beneficial Owner of 5.0% or more of the Common Shares outstanding at the 2009 Amendment Effective Time; provided that any such Person shall cease to be a Grandfathered Person from and after such time (if any) as the Person’s Percentage Stock Ownership shall be increased from such Person’s lowest Percentage Stock Ownership at or after the 2009 Amendment Effective Time, other than any increase pursuant to or as a result of (A) an acquisition of Common Shares by the Company and/or (B) such Person becoming the Beneficial Owner of additional Common Shares due solely to (x) such Person beneficially owning 2063 Debentures immediately prior to the 2009 Amendment Effective Time and (y) during the period thereafter in which the 2063 Debentures then beneficially owned continue to be beneficially owned by such Person, the occurrence of one or more 2063 Debenture Adjustment Events; and

(ii)                                  any Person who (x) at the 2009 Amendment Effective Time is not a Beneficial Owner of 5.0% or more of the Common Shares outstanding at the 2009 Amendment Effective Time and (y) if the definition of Acquiring Person did not include an exclusion for any Grandfathered Person, would qualify as an Acquiring Person after the 2009 Amendment Effective Time as a result of (I) an acquisition of Common Shares by the Company and/or (II) such Person becoming the Beneficial Owner of additional Common Shares due solely to the occurrence of one or more 2063 Debenture Adjustment Events, 2017 Note Adjustment Events or 2020 Note Adjustment Events during the period in which 2063 Debentures, 2017 Notes or 2020 Notes are beneficially owned by such Person; provided that any such Person shall cease to be a Grandfathered Person from and after such time (if any) as the Person’s Percentage Stock Ownership shall be increased from such Person’s lowest Percentage Stock Ownership on or after the date of the first occurrence of any event described in clause (I) or (II), other than any increase pursuant to or as a result of (A) an acquisition of Common Shares by the Company and/or (B) such

Person becoming the Beneficial Owner of additional Common Shares due solely to the occurrence of one or more 2063 Debenture Adjustment Events, 2017 Note Adjustment Events or 2020 Note Adjustment Events during the period in which 2063 Debentures, 2017 Notes or 2020 Notes are beneficially owned by such Person.

If any Person that had qualified as a Grandfathered Person ceases to so qualify, then for purposes of Section 1(h) such Person and such Person’s Affiliates and Associates shall be deemed to have become, as of the time the Person ceased to qualify as a Grandfathered Person, a Beneficial Owner of the Common Shares that such Person and such Person’s Affiliates and Associates then beneficially own.  For the avoidance of doubt, it is understood that the qualifications and exceptions in subsections (u)(i) and (ii) of this Section 1 with respect to 2063 Debenture Adjustment Events do not apply to Common Shares attributable to 2063 Debenture Adjustment Events that are delivered and beneficially owned on conversion of 2063 Debentures and with respect to 2017 Note Adjustment Events or 2020 Note Adjustment Events do not apply to Common Shares attributable to 2017 Note Adjustment Events or 2020 Note Adjustment Events that are delivered and beneficially owned on conversion of 2017 Notes or 2020 Notes.

(v)                                 “Percentage Stock Ownership” of a Person means the percentage calculated by dividing (i) the number of Common Shares as to which the Person, together with its Affiliates and Associates, is a Beneficial Owner, divided by (ii) the number of Common Shares then outstanding.

(w)                               “Person” means any individual, firm, corporation, partnership, trust, association, limited liability company, limited liability partnership, governmental entity, or other entity, or any group of any one or more of the foregoing making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i) and shall include any successor (by merger or otherwise) of any such entity.

(x)                                 “Redemption Date” has the meaning set forth in subsection (s) of this Section 1.

(y)                                 “Related Person” means the Company, any Subsidiary of the Company (in each case including, without limitation, in any fiduciary capacity), any employee benefit plan or compensation arrangement of the Company or any Subsidiary of the Company, or any entity or trustee holding Common Shares to the extent organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan or compensation arrangement.

(z)                                  “Securities Act” means the Securities Act of 1933, as amended.

(aa)                          “Shares Acquisition Date” means (i) the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed or amended pursuant to Section 13(d) under the Exchange Act, but not a report filed or amended pursuant to Rule 13f-1 of the General Rules and Regulations under the Exchange Act) by the Company or a Person or an Affiliate of the Person that the Person has become an Acquiring Person or (ii) if earlier, the first date the Board concludes that a Person has become an Acquiring Person.

(bb)                          “Subsidiary” of any Person means any other Person of which securities or other ownership interests having ordinary voting power, in the absence of contingencies, to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such first Person.

(cc)                            “Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Company or any of its Subsidiaries.

(dd)                          “Treasury Regulation” means a final, proposed or temporary regulation of the U.S. Department of Treasury promulgated under the Code.

4.                                      Amendment of Exhibit C of Rights Agreement.  Exhibit C of the Rights Agreement is amended to read in its entirety as set forth in Exhibit C to this Amendment.

5.                                      No Further Amendment.  Except as specifically supplemented and amended, changed or modified in Section 3 above, the Rights Agreement shall be unaffected by this Amendment and shall remain in full force and effect.

6.                                      Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7.                                      Counterparts.  This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.                                      Descriptive Headings.  Descriptive headings of the Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered, all as of the day and year first above written.

MGIC INVESTMENT CORPORATION			WELLS FARGO BANK, NATIONAL ASSOCIATION, as Rights Agent

By:	/s/ J. Michael Lauer		By:	/s/ Jennifer Leno

	Name:	J. Michael Lauer		Name:	Jennifer Leno

	Title:	Executive Vice President and Chief Financial Officer		Title:	Vice President

EXHIBIT C

FORM OF REPRESENTATION AND REQUEST LETTER

This letter is delivered to the Company pursuant to Section 1(q)(i) of the Amended and Restated Rights Agreement (the “Agreement”), dated as of July 25, 2012 and as amended through the date hereof, by and between MGIC Investment Corporation, a Wisconsin corporation (the “Company”), and the Rights Agent named therein.  Capitalized terms used, but not defined, in this letter (and the term “beneficial ownership”) shall have the meanings given them under the Agreement.

By delivery of this letter, [Name] (“Investor”) requests that the Company determine pursuant to Section 1(q)(ii) of the Agreement, based on this letter and any other information that the Company believes relevant (which, upon written request of the Company, Investor must provide if it desires to pursue this request), that beneficial ownership by Investor and its Affiliates and Associates of 5.0% or more of the outstanding Common Shares would not jeopardize or endanger the availability to the Company of the Tax Benefits (such determination, if affirmative, is referred to herein as the “Determination”).  The representations, warranties, and covenants of Investor contained in this letter are being provided or made solely in connection with Investor’s request that the Company make the Determination, thereby effectuating the exemption (the “Exemption”) provided in Section 1(q) of the Agreement.

For purposes of this letter, the following terms shall have the meanings indicated:

(a)                           The “Applicable Period” means the period beginning with and including the date of this letter and ending at the earlier of (A) the time, if any, following the Determination at which the Exemption is no longer in effect, or (B) the time at which the Agreement is no longer effective.

(b)                           A specified Person has “Economic Ownership” of shares if such shares are treated, for purposes of Section 382 of the Code and the Treasury Regulations thereunder, as being owned by the specified Person (or by a Person or group of Persons to which the shares owned by the specified Person are attributed pursuant to Treasury Regulation Section 1.382-2T(h)).

(c)                           “Fund” means (A) an investment account that is not itself a Person and that is managed or advised by Investor or by an Affiliate or Associate of Investor, and (B) any Affiliate or Associate of Investor that is an investment fund.

(d)                           “Investor Group” refers collectively to Investor and its Affiliates and Associates (including                                         ), other than the Funds.

Investor makes the following representations, warranties, and covenants:

1.                                      The aggregate number of Common Shares, the aggregate principal amount of 2063 Debentures, the aggregate principal amount of 2017 Notes and the aggregate principal amount of 2020 Notes beneficially owned by the Funds and by the Investor Group and Funds, collectively, are as follows:

	Number of Common Shares	Aggregate Principal Amount of 2063 Debentures (a)	Aggregate Principal Amount of 2017 Notes (a)	Aggregate Principal Amount of 2020 Notes (a)
Funds
Investor Group and Funds, collectively

[(a) Disclose in a footnote the dates of acquisition of all 2063 Debentures, 2017 Notes and 2020 Notes (as applicable) held and the aggregate principal amount acquired on each such date.  ]

2.                                      Investor represents and warrants that the following statements are true and correct at the date of this letter, and that the statements in subparagraphs (b) and (c) below will also be true and correct at all times during the Applicable Period:

(a)                                 Neither the Investor Group nor any single Fund has Economic Ownership of more than 4.90%(1) of the total outstanding Common Shares.

(b)                                 With respect to any Common Shares owned by the Investor Group, no member of the Investor Group is acting as a member of a group that both (I) includes any Person other than another member of the Investor Group and (II) is treated as an “entity” under the second sentence of Treasury Regulation Section 1.382-3(a)(1)(i).

(c)                                  With respect to any Common Shares owned by a Fund, such Fund is not acting as a member of a group that is treated as an “entity” under the second sentence of Treasury Regulation Section 1.382-3(a)(1)(i).

3.                                      Investor acknowledges, understands and agrees that, at all times during the Applicable Period, neither the Investor Group nor any Fund shall acquire (other than through a stock dividend, rights dividend, stock split or similar transaction effected by the Company) any Common Shares (or any interests in an entity that owns, directly or indirectly, any Common Shares) if, immediately after such acquisition, (i) the Investor Group or such Fund would have Economic Ownership of more than 4.99% of the total then-outstanding Common Shares, or (ii) to Investor’s knowledge, any Person other than (x) a member of the Investor Group or (y) such Fund would have Economic Ownership of more than 4.99% of the

(1)  In its sole discretion, the Company may accept a higher percentage not greater than 4.99%.

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total then-outstanding Common Shares (and would not have such level of Economic Ownership but for such acquisition by the Investor Group or such Fund).

Investor acknowledges and agrees that the accuracy of the foregoing representations and warranties and compliance with the foregoing covenants are a condition to the Exemption becoming effective and remaining in effect.

Sincerely,

[Name of Investor]

By:
Name:
Title:

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